UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 6, 2014

FREEPORT-McMoRan INC.
(Exact name of registrant as specified in its charter)

Delaware	001-11307-01	74-2480931
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

333 North Central Avenue
Phoenix, AZ	85004-4414
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (602) 366-8100

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On October 6, 2014, Freeport Minerals Corporation (formerly known as Freeport-McMoRan Corporation) (“FMC”), a wholly owned subsidiary of Freeport-McMoRan Inc. (“FCX”), and LMC Candelaria SpA and LMC Ojos del Salado SpA (each, a “Buyer” and collectively, “Buyers”), each a wholly owned subsidiary of Lundin Mining Corporation (“Lundin”), entered into a Stock Purchase Agreement (the “Stock Purchase Agreement”).

Upon the terms and subject to the conditions set forth in the Stock Purchase Agreement, FMC has agreed to sell to Buyers, and Buyers have agreed to purchase from FMC, all of the issued and outstanding shares of Series A and Series C stock in each of Compañia Contractual Minera Candelaria and Compañia Contractual Minera Candelaria (collectively, the “Companies”), representing FMC’s entire 80% beneficial ownership interest in the Companies, for a purchase price of approximately $1.8 billion in cash and contingent consideration of up to $0.2 billion calculated as 5% of net copper revenues in any annual period over the next five years when the average realized copper price exceeds $4.00 per pound. Lundin has guaranteed the prompt and full discharge of Buyers’ obligations under the Stock Purchase Agreement.

The Stock Purchase Agreement contains customary representations, warranties, covenants and indemnification provisions, including, among others, a covenant that requires each of the Companies to conduct its business in the ordinary course of business, consistent with past practice and to comply with certain covenants regarding the operations of its business from the date of the Stock Purchase Agreement until closing.

At the closing, the Stock Purchase Agreement provides for FMC and Lundin Mining Chile SpA, a wholly owned subsidiary of Lundin, to enter into a transition services agreement, pursuant to which FMC will provide transitional services to Lundin Mining Chile SpA following closing.

The closing is subject to customary closing conditions, including certain regulatory approvals. In addition, the Stock Purchase Agreement provides for certain termination rights of FCX and Buyers, including termination by any party if the Closing has not been consummated on or before December 26, 2014 (but only if the party terminating the Stock Purchase Agreement has not breached the agreement and thereby caused the failure of closing to occur before December 26, 2014).

The foregoing description of the Stock Purchase Agreement does not purport to be a complete description and is qualified in its entirety by reference to the full text of the Stock Purchase Agreement, a copy of which will be filed as an exhibit to FCX's Quarterly Report on Form 10-Q for the quarter ending September 30, 2014.

Affiliates of FCX own an effective 56 percent interest in Tenke Fungurume Mining S.A.R.L. (“TFM”), with the remaining ownership interests held by affiliates of Lundin (an effective 24 percent interest) and La Generale des Carrieres et des Mines (Gecamines), which is wholly owned by the government of the Democratic Republic of Congo (“DRC”) (a 20 percent non-dilutable interest).  TFM holds copper and cobalt mining concessions in the Katanga province of the DRC, and affiliates of FCX operate the mine.  Affiliates of FCX also own and operate a cobalt chemical refinery in Kokkola, Finland, and related sales and market business, through a joint venture with affiliates of Lundin and Gecamines, with ownership interests similar to the interests in TFM.

Item 8.01 Other Events.

On October 6, 2014, FCX issued a press release announcing the execution of the Stock Purchase Agreement. A copy of the press release is attached hereto as Exhibit 99.1.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

The Exhibit included as part of this Current Report is listed in the attached Exhibit Index.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FREEPORT-McMoRan INC.

By: /s/ C. Donald Whitmire, Jr.
----------------------------------------
C. Donald Whitmire, Jr.
Vice President and Controller -
Financial Reporting
(authorized signatory and
Principal Accounting Officer)

Date: October 7, 2014

Freeport-McMoRan Inc.
Exhibit Index

Exhibit
Number

99.1
Press release dated October 6, 2014, titled “Freeport-McMoRan Announces Agreement to Sell Its Interests in Candelaria/Ojos for $1.8 Billion in Cash Plus up to $0.2 Billion in Contingent Consideration.”